M3Sixty Funds Trust 485BPOS

Exhibit 99(h)(5)

FORM OF SCHEDULE A-2
to the
EXPENSE LIMITATION AGREEMENT (the “Agreement”)
between
M3SIXTY FUNDS TRUST (the “Trust”)
and
COGNIOS CAPITAL, LLC

The Agreement, as amended by this Schedule A-2, relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
Cognios Market Neutral Large Cap Fund	1.45%	May 7, 2018	October 31, 2021
Cognios Large Cap Growth Fund	0.90%	October 23, 2018	October 31, 2021
Cognios Large Cap Value Fund	0.85%	October 23, 2018	October 31, 2021

* * * * * *

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as each Effective Date noted on this Schedule A-2 to the Agreement.

M3SIXTY FUNDS TRUST

On behalf of the Funds noted on this Schedule A-2 to the Agreement

By:
Name:	Randall K. Linscott
Title:	President

cognios capital, LLC

By:
Name:	Gary W. DiCenzo
Title:	Chief Executive Officer